                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          VOICE CONTROL SYSTEMS, INC.
                                       AT

                              $4.00 NET PER SHARE
                                       BY

                            VULCAN MERGER SUB, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                 PHILIPS ELECTRONICS NORTH AMERICA CORPORATION
                   AND AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                      KONINKLIJKE PHILIPS ELECTRONICS N.V.
                          (ROYAL PHILIPS ELECTRONICS)

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                     TIME,
            ON FRIDAY, JUNE 11, 1999, UNLESS THE OFFER IS EXTENDED.

To Certain Former Holders of Common Stock of VCS Industries, Inc., Voice Processing Corporation and/or
     PureSpeech, Inc.:

     Our records show that you formerly were a holder of common stock of VCS Industries, Inc., an Illinois corporation ("Industries"), Voice Processing Corporation, a Delaware corporation ("VPC"), and/or PureSpeech, Inc., a Delaware corporation ("PureSpeech"). As a result of one of the mergers described in the following three situations, your shares of Industries, VPC and/or PureSpeech were converted into the right to receive shares of common stock, par value $0.01 per share (the "Shares"), of Voice Control Systems, Inc., a Delaware corporation (the "Company"). The following is a description of each merger and its respective share exchange ratio.

     Effective August 11, 1994, Industries merged with and into Scott Instruments Corporation (the "Industries Merger"), which changed its name to "Voice Control Systems, Inc." following completion of the merger. In connection with the Industries Merger, each share of Industries outstanding immediately prior to the effective time of the Industries Merger was converted into the right to receive 0.6530225 of a Share of the Company.

     Effective November 4, 1996, VPC was merged with and into the Company (the "VPC Merger"). In connection with the VPC Merger, each share of VPC was converted into the right to receive 0.87091 of a Share of the Company.

     Effective April 14, 1998, a subsidiary of the Company was merged with and into PureSpeech (the "PureSpeech Merger"). In connection with the PureSpeech Merger, each share of PureSpeech was converted into the right to receive 0.1422 of a Share of the Company.

     Enclosed for your consideration is an Offer to Purchase, dated May 14, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"), relating to the Offer by Vulcan Merger Sub, Inc., a Delaware corporation (the "Purchaser"), a wholly owned subsidiary of Philips Electronics North America Corporation, a Delaware corporation ("Parent"), and an indirect wholly owned subsidiary of Koninklijke Philips Electronics N.V., a company incorporated under the laws of The Netherlands, to purchase all of the outstanding Shares, at $4.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is the letter to stockholders of the Company from the Chairman of the Board of the Company accompanied by the Company's Solicitation/Recommendation Statement on
Schedule 14D-9.

     Your attention is directed to the following:

     1. The offer price is $4.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer.

     2. The Offer is being made for all of the outstanding shares.

     3. The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 9, 1999, by and among the Company, Parent and the Purchaser, pursuant to which, after completion of the Offer, the Purchaser will be merged with and into the Company or, at the option of Parent, the Company will be merged with and into the Purchaser (either such merger, the "Merger") and each issued and outstanding Share (other than Shares owned by Parent, the Purchaser or any other subsidiary of Parent or Shares held by stockholders exercising appraisal rights under Delaware law) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the price per Share paid by the Purchaser in the Offer, without interest.

     4. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND DECLARED ITS ADVISABILITY, APPROVED THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date that number of Shares which represents a majority of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis, and which will permit the Purchaser to effect the Merger without the vote of any person other than the Purchaser. Subject to the terms of the Merger Agreement, the Offer is also subject to other terms and conditions, including receipt of certain regulatory approvals, set forth in the Offer to Purchase. Any or all conditions to the Offer may be waived by the Purchaser.

     6. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, June 11, 1999, unless the Offer is extended.

     7. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     As a result of the aforementioned mergers, you are a stockholder of the Company and are entitled to participate in the Offer. If you wish to tender any or all of your Shares, please do so by completing, executing and returning to us the Letter of Transmittal enclosed herein. Please send it to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer. Note that if you tender your Shares you will NOT receive $4.00 multiplied by the number of shares of Industries, VPC or PureSpeech you are holding, but rather will receive $4.00 multiplied by the number of Shares of the Company after taking into account the share exchange ratios of the applicable merger(s).

     Payment for Shares accepted for payment pursuant to the Offer will be in all cases made only after timely receipt by Citibank, N.A. (the "Depositary"), of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 3 of the Offer to Purchase, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT PURSUANT TO THE OFFER.

     The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed made on behalf of the Purchaser by the registered brokers or dealers that are licensed under the laws of such jurisdiction. An envelope in which to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. Please forward your instructions to us as soon as possible to allow us ample time to tender Shares on your behalf prior to the expiration of the Offer.

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